SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549



                                   FORM 8-K/A

                                 AMENDMENT NO. 1


                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) of the

                         SECURITIES EXCHANGE ACT OF 1934



                        Date of Report February 17, 1995



                        PHILLIPS-VAN HEUSEN CORPORATION
             (Exact name of registrant as specified in its charter)


                                    Delaware
                 (State or other jurisdiction of incorporation)


         1-724                            13-1166910
(Commission File Number)     (IRS Employer Identification Number)


              1290 Avenue of the Americas, New York, New York 10104
             (Address of Principal Executive Offices)    (Zip Code)



Registrant's telephone number, including area code (212) 541-5200











                               Page 1 of 36 pages

                 AMENDMENT TO 8-K FILING SUBMITTED MARCH 6, 1995


This amendment to the current report on Form 8-K of Phillips-Van Heusen Corporation, (the "Company") relating to the Company's acquisition on February 17, 1995 of substantially all of the assets of Crystal Brands, Inc. and certain of its subsidiaries is being filed to include in said report the financial statements, pro forma financial information and financial data schedule required pursuant to Item 7 of this report which were omitted from the original filing pursuant to Item 7(a)(4) and 7(b)(2) of this report.

ITEM 7.  Financial Statements and Exhibits

(a)   Financial statements of business acquired.

      See page 4 for a listing of the financial statements of the business acquired submitted as part of this report.

(b)  Pro forma financial information.

      See page 4 for a listing of the pro forma financial information submitted as part of this report.

(c)   Exhibits:

      1. Financial Data Schedule (Incorporated by reference to Exhibit 27 to the Company's Annual Report on Form 10-K for the fiscal year ended January 29,
1995).

                                   SIGNATURES


      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        PHILLIPS-VAN HEUSEN CORPORATION


                                        By    Emanuel Chirico
                                           Name:   Emanuel Chirico
                                           Title:  Vice President

                                           Date:   April 28, 1995

                     INDEX TO FINANCIAL STATEMENTS INCLUDED
                                AS PART OF ITEM 7



Item 7 - Financial Statements

(a) Financial Statements of Business Acquired
                                                                         Page

     (i)    Explanatory Note                                                5
     (ii)   Crystal Brands, Inc. (Debtor-In-Possession) Consolidated
            Financial Statements                                            6
     (iii)  Consent of KPMG Peat Marwick LLP, Independent Auditors         33

(b)  Pro forma Financial Statements

     (i)    Explanatory Note                                               34
     (ii)   Phillips-Van Heusen Corporation pro forma Consolidated
            Condensed Balance Sheet as of January 29, 1995                 35
     (iii)  Phillips-Van Heusen Corporation pro forma Consolidated
            Condensed Statement of Income for the Year Ended
            January 29, 1995                                               36

FINANCIAL STATEMENTS OF BUSINESS ACQUIRED - EXPLANATORY NOTE


The Apparel Group of Crystal Brands, Inc. (the "Acquired Business") was prior to acquisition an operating division of Crystal Brands, Inc. Accordingly, the Acquired Business was not a separate reporting entity. Its net assets, operating results and cash flows are included in the consolidated financial statements of Crystal Brands, Inc. Due to various other businesses owned, operated and discontinued by Crystal Brands, Inc. and due to the Crystal Brands, Inc. January 21, 1994 bankruptcy filing and associated costs and liabilities related to that filing, the consolidated financial statements of Crystal Brands, Inc. include various items which are not associated with the Acquired Business. These unrelated items are segregated in the accompanying financial statements and are included as discontinued operations, reorganization items or liabilities subject to compromise. In addition, allocations of certain costs were made between items associated with the Acquired Business and items not associated with the Acquired Business.

                              CRYSTAL BRANDS, INC.

                             (Debtor-In-Possession)



                           ANNUAL FINANCIAL STATEMENTS

                   For the Fiscal Year Ended December 31, 1994

                              CRYSTAL BRANDS, INC.
                             (Debtor-In-Possession)


                            Financial Statement Index

                                December 31, 1994




Independent Auditors' Report


Consolidated Statements of Operations                                    10
     for the years ended December 31, 1994,
     January 1, 1994 and January 2, 1993


Consolidated Balance Sheets at                                           11
     December 31, 1994 and January 1, 1994


Consolidated Statements of Cash Flows                                    12
     for the years ended December 31, 1994,
     January 1, 1994 and January 2, 1993


Consolidated Statements of Shareholders' Equity (Deficit)                13
     for the years ended December 31, 1994,
     January 1, 1994 and January 2, 1993


Notes to Consolidated Financial Statements                               14

Independent Auditors' Report

The Board of Directors and Shareholders
Crystal Brands, Inc.:

We have audited the accompanying consolidated financial statements of Crystal Brands, Inc. (Debtor-In Possession) and subsidiaries as listed in the accompanying index. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Crystal Brands, Inc. (Debtor-In-Possession) and subsidiaries as of December 31, 1994 and January 1, 1994, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1994, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, in January 1994, Crystal Brands, Inc. and certain subsidiaries filed for reorganization under Chapter 11 of the United States Bankruptcy Code. Further, as discussed in Note 1 to the consolidated financial statements, substantially all of the Company's net operating assets were sold on February 17, 1995 and the Company intends to pursue a Chapter 11 plan of liquidation. The effects of this sale, which management believes will result in a net gain to the Company, but which is subject to a post-closing adjustment which is presently undetermined, have not been recognized in the statements, it is uncertain as to what amount, if any, the Bankruptcy Court will ultimately recognize for certain unresolved disputed claims of creditors filed in the Company's Chapter 11 proceedings. Finally, as discussed in Note 19 to the consolidated financial statements, the buyer of the Company's costume jewelry business, which was sold December 13, 1994, has proposed an adjustment to reduce the sale price for that business and the ultimate resolution of this claim is presently uncertain. The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

As discussed in Note 4 to the consolidated financial statements, in 1993 the Company changed its method of accounting for postretirement benefits other than pensions and the Company has given retroactive effect to the change in accounting for certain inventories from the last-in, first-out (LIFO) method to the first-in, first-out (FIFO) method.




                                           KPMG Peat Marwick LLP


March 28, 1995, except as to note 19, which is as of April 11, 1995.

                                       CRYSTAL BRANDS, INC.
                                      (Debtor-In-Possession)
                               CONSOLIDATED STATEMENTS OF OPERATIONS
                            (In Thousands of Dollars Except Share Data)

                                                         ------------- YEAR ENDED--------------
                                                         December 31,   January 1,   January 2,
                                                            1994            1994         1993
Net sales                                              $ 231,010         $ 292,345    $ 307,747
Cost of sales                                            (163,544)        (221,655)    (227,795)

Gross margin                                               67,466           70,690       79,952
Selling, general and administrative
 expenses                                                 (67,008)         (84,985)     (87,556)
Gain on stock sale and license termination                    -                -          7,774

Operating income (loss)                                       458          (14,295)         170
Interest expense                                           (2,317)         (15,941)      (8,893)
Interest income                                               119              322          627

Loss from continuing operations
 before reorganization items, income
 taxes and cumulative effect of
 change in accounting principle                            (1,740)         (29,914)     (8,096)

Reorganization items:
 Professional fees and administrative
  expenses                                                 (8,897)             -           -
 Loss on disposal of facility                              (2,992)             -           -
 Provision for closing of retail stores                    (2,426)             -           -
 Provision for rejected executory contracts                  (582)             -           -
 Write-off of unamortized debt issue costs                 (3,812)             -           -
 Gain on rejected executory contracts for
  which liabilities had been previously
  accrued                                                   5,484              -           -
 Interest earned on accumulated cash
  resulting from Chapter 11 proceedings                       782              -           -

Total reorganization items                                (12,443)             -           -

Loss from continuing
 operations before income taxes and
 cumulative effect of change in
 accounting principle                                     (14,183)         (29,914)      (8,096)
Income tax (provision) benefit                               (558)            (303)       1,971

Loss from continuing operations before
 cumulative effect of change in
 accounting principle                                     (14,741)         (30,217)      (6,125)
Discontinued operations, net of income tax:
  Operating income (loss)                                   9,063          (90,456)     (24,295)
  Gain (loss) on disposition                                6,728          (82,000)     (45,782)

Income (loss) before cumulative effect
 of change in accounting principle                          1,050         (202,673)     (76,202)
Cumulative effect on prior years of change
 in accounting for post-retirement benefits                   -            (13,443)         -

Net income (loss)                                        $  1,050        $(216,116)   $ (76,202)

Per share information:
Loss from continuing operations
 before cumulative effect of change in
 accounting principle                                    $  (1.61)       $   (3.32)   $   (0.67)
Discontinued operations, net of income tax:
 Operating income (loss)                                     0.99            (9.92)       (2.67)
 Gain (loss) on disposition                                  0.74            (8.99)       (5.02)

Income (loss) before cumulative effect of
 change in accounting principle                              0.12           (22.23)       (8.36)
Cumulative effect on prior years of change in
 accounting for post-retirement benefits                     -               (1.47)         -

Net income (loss)                                        $   0.12        $  (23.70)   $   (8.36)

Average shares outstanding                              9,117,664        9,117,440    9,116,818

                          SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                              CRYSTAL BRANDS, INC.
                             (Debtor-In-Possession)
                           CONSOLIDATED BALANCE SHEETS
                            (In Thousands of Dollars)
                                                       December 31,  January 1,
                                                           1994         1994
ASSETS
  Cash and cash equivalents                            $ 109,998     $  13,519
  Receivables, net                                        21,187        38,298
  Inventories                                             32,054        91,383
  Other current assets                                     3,429        12,045

       Total current assets                              166,668       155,245

Property, plant and equipment, net                        11,545        36,122
  Goodwill, net                                           28,119        28,948
  Trademarks, tradenames and patents, net                 21,036        21,660
  Other non-current assets                                 9,475         6,462

       Total assets                                    $ 236,843     $ 248,437

LIABILITIES
  Liabilities not subject to compromise:
  Short-term debt and current portion
   of long-term debt                                   $     -       $ 266,461
  Accounts payable and accrued liabilities                21,930        46,931

       Total current liabilities                          21,930       313,392

  Non-current liabilities                                 17,345        27,164
  Liabilities subject to compromise (a)                  290,382           -

       Total liabilities                                 329,657       340,556

SHAREHOLDERS' DEFICIT
  Capital stock:
    Cumulative preference stock, no par
     value, 1,000,000 shares authorized                     -             -
    Common stock, no par value,
     18,000,000 shares authorized                          9,126         9,126
  Paid-in surplus                                        179,802       179,802
  Retained deficit                                      (281,867)     (282,917)
  Cumulative translation adjustments                         125         1,870

       Total shareholders' deficit                       (92,814)      (92,119)

COMMITMENTS AND CONTINGENCIES                                -             -
  Total liabilities and shareholders'
   deficit                                             $ 236,843     $ 248,437

(a)    Liabilities subject to compromise
         consist of the following:
       Insurance company term loan, 12.76%             $  54,197
       Insurance company term loan, 13.90%                17,343
       Insurance company revolving credit
         facility, 13.0%                                  31,363
       Bank term loan, 10.5%                             117,662
       Bank revolving credit facility, 10.5%              48,000
       Trade and other miscellaneous claims               21,817

                                                       $ 290,382


                 SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                       CRYSTAL BRANDS, INC.
                                      (Debtor-In-Possession)
                               CONSOLIDATED STATEMENTS OF CASH FLOWS
                                     (In Thousands of Dollars)

                                                         ------------- YEAR ENDED--------------
                                                         December 31,    January 1,   January 2,
                                                            1994            1994         1993
OPERATING ACTIVITIES:
Net income (loss)                                        $   1,050       $(216,116)    $(76,202)
Adjustments to reconcile net income
(loss) to net cash used for operating
activities:
 Depreciation and amortization                               6,572          13,166       19,406
 Reorganization items                                       12,443             -            -
 Non-current liabilities                                    (1,090)          3,617      (31,606)
 Loss (gain) on disposition                                 (6,728)         82,000       66,136
 Write-off of goodwill, trademarks,
  tradenames and patents                                       -            51,108          -
 Cumulative effect on prior years of
  change in accounting principle                               -            13,443          -
 Gain on stock sale and license
  termination                                                  -               -         (7,774)
Changes in current assets and liabilities,
net of effects from dispositions of
businesses and reorganization activities:
 Decrease (increase) in receivables, net                    (2,116)         24,660       18,800
 Decrease in inventories                                    26,170          53,462       23,836
 Decrease (increase) in other assets                         5,388          10,886         (118)
 Increase (decrease) in accounts payable
  and accrued liabilities                                    9,271         (42,482)     (47,350)
Other                                                       (4,542)          4,134       (1,659)

        Cash provided by (used for) operating
        activities before reorganization items              46,418          (2,122)     (36,531)

NET CASH USED FOR REORGANIZATION ACTIVITIES                 (5,265)            -            -


INVESTING ACTIVITIES:
Capital expenditures                                        (3,561)         (1,503)      (3,642)
Proceeds from:
   Sale of Costume Jewelry Business                         62,340             -            -
   Sale of Evan-Picone trademark                               -            30,500          -
   Sale of property, plant and equipment                       -             7,336          -
   Redemption of life insurance policies                       -             3,064          -
   Sale of Men's Tailored Clothing Business                    -               -         36,104
   Stock sale and license termination                          -               -         30,000
Decrease in 50% owned affiliate                                -               -            541

        Cash provided by investing activities               58,779          39,397       63,003

FINANCING ACTIVITIES:
Decreases (increases) in:
 Debtor-in-possession credit facility:
     Proceeds                                                8,554             -            -
     Repayments                                             (8,554)            -            -
 Pre-petition debt prior to reorganization
  proceedings:
     Proceeds                                                  -             7,000       45,206
     Repayments                                             (1,708)        (38,246)     (73,170)
Issuance of capital stock                                      -                 2          -
Dividends paid                                                 -                 -         (820)

        Cash used for financing activities                  (1,708)        (31,244)     (28,784)

Foreign currency adjustments                                (1,745)           (186)      (1,134)

Net increase (decrease) in cash and
 cash equivalents                                           96,479           5,845       (3,446)
Cash and cash equivalents:
   At beginning of period                                   13,519           7,674       11,120

   At end of period                                      $ 109,998       $  13,519    $   7,674


                          SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                       CRYSTAL BRANDS, INC.
                                      (Debtor-In-Possession)
                     CONSOLIDATED STATEMENTS OF SHAREHOLDER'S EQUITY (DEFICIT)
                            (In Thousands of Dollars Except Share Data)

                          COMMON STOCK                  Retained   Cumulative   Treasury Stock
                       Shares               Paid-In      Earnings  Translation      (At Cost)
                       Issued     Amount    Surplus    (Deficit)  Adjustments   Shares  Amount

December 28, 1991   9,116,551   $ 9,123   $ 180,166   $   9,401  $  3,190       (287)   $  (7)
Net loss                    -         -           -     (76,202)        -          -        -
Dividends                   -         -        (364)          -         -          -        -
Issuance of
  restricted stock        800         8           -           -         -          -        -
Foreign currency
 adjustments                -         -           -           -    (1,134)         -        -

January 2, 1993     9,117,351     9,131     179,802     (66,801)    2,056       (287)      (7)
Net loss                    -         -           -    (216,116)        -          -        -
Issuance of
 restricted stock         600         2           -           -         -          -        -
Foreign currency
 adjustments                -         -           -           -      (186)         -        -

January 1, 1994     9,117,951     9,133     179,802    (282,917)    1,870       (287)      (7)
Net income                  -         -           -       1,050         -          -        -
Foreign currency
 adjustments                -         -           -           -    (1,745)         -        -

December 31, 1994   9,117,951   $ 9,133   $ 179,802  $ (281,867)  $   125       (287)   $  (7)




























                          SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                              CRYSTAL BRANDS, INC.
                             (Debtor-In-Possession)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   (In Thousands of Dollars Except Share Data)


NOTE 1:   SUBSEQUENT EVENT

On February 17, 1995, Crystal Brands, Inc. (the "Company") sold substantially all of its net operating assets (excluding cash and cash equivalents) to Phillips-Van Heusen Corporation ("Phillips") for a cash purchase price of $114,711, subject to certain post-closing adjustments, which are presently undetermined. The assets sold comprise the Company's apparel and retail businesses and include its Gant, Izod and Salty Dog trademarks. The sale is expected to result in a gain for the Company.

As the Company does not have an active trade or business, it will propose a Chapter 11 plan pursuant to which it will liquidate its remaining assets and distribute cash to its creditors.

NOTE 2:   PROCEEDINGS UNDER CHAPTER 11 AND GOING CONCERN PRESENTATION

On January 21, 1994 (the "Petition Date"), the Company and each of its domestic, wholly-owned operating subsidiaries, (collectively the "Debtors") filed voluntary petitions for relief under Chapter 11 of the U.S. Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York. Each of the Company and such subsidiaries is in possession of its properties and is maintaining and operating its business as a debtor-in-possession.

During 1992 and 1993, the Company experienced significant cash flow difficulties as well as significant losses from operations. At December 28, 1991, the Company was not in compliance with the terms of it loan agreements. In order to rectify such noncompliance, the Company entered into an Amended and Restated Credit Agreement dated as of February 3, 1992 (the "February 1992 Credit Agreement") with a consortium of banks which amended and restated the prior credit agreement covering the Company's revolving credit facility, its bank term loan and consolidated certain banker's acceptance commitments. The Company also amended its senior notes to make the financial covenants consistent with those of the February 1992 Credit Agreement.

Subsequent to entering into the February 1992 Credit Agreement, the Company encountered further difficulties in meeting its working capital requirements through cash flow from operations and its available borrowing capabilities.
In November, 1992, as more fully described in Note 14, the Company entered into a new credit agreement (the "November 1992 Credit Agreement"), with a consortium of banks and insurance company lenders which amended and restated the February 1992 Credit Agreement and consolidated its obligations; including the Company's senior notes to its insurance company lenders. Borrowings under the November 1992 Credit Agreement are guaranteed by all of the Company's domestic subsidiaries and secured by substantially all of the Company's and such subsidiaries assets, except inventories. On March 23, 1993, the Company and its lenders amended the November 1992 Credit Agreement to relax, at the Company's option, under certain circumstances, the Company's minimum consolidated net worth and earnings before interest, taxes, depreciation and amortization ("EBITDA") covenants. On July 1, 1993, the Company exercised such option.

On October 12, 1993, the Company and its lenders amended the November 1992 Credit Agreement to lower the minimum consolidated net worth covenant for the months of October and November 1993. In addition, the lenders waived the Company's failure to comply with the EBITDA covenant for the fiscal quarter ended October 2, 1993. On November 8, 1993, the November 1992 Credit Agreement was further amended to relax the compliance standards of the EBITDA and consolidated net worth and "clean down" covenants through the year ended January 1, 1994. The "clean down" covenant required the Company to reduce its borrowing under the revolving credit facility for a period of thirty consecutive days during the 1993 fiscal year.

On February 17, 1994, the U.S. Bankruptcy Court for the Southern District of New York approved a debtor-in-possession credit facility (refer to Note 14). On February 17, 1995, the debtor-in-possession credit facility was terminated.

                              CRYSTAL BRANDS, INC.
                             (Debtor-In-Possession)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   (In Thousands of Dollars Except Share Data)


NOTE 2:   PROCEEDINGS UNDER CHAPTER 11 AND GOING CONCERN PRESENTATION
          (Continued)

In general, as of the Petition Date, litigation against the debtors has been stayed and prepetition indebtedness and other contractual obligations may not be enforced against the debtors without permission of the Bankruptcy Court.
In addition, the debtors may reject prepetition executory contracts and lease obligations, and parties affected by these rejections may file claims with the bankruptcy court. Substantially all liabilities as of the Petition Date are stayed pending the outcome of the bankruptcy proceedings.

Under Chapter 11, the filed companies cannot pay claims which arose prior to the filing of the petitions for relief under the federal bankruptcy laws outside of the plan of reorganization or without specific Bankruptcy Court
authorization.   These claims, which are expected to be settled as part of a plan of reorganization, are reflected in the December 31, 1994 consolidated balance sheet as liabilities subject to compromise. Certain claims have been accrued subsequent to the petition date resulting primarily from the rejection of leases.

Additional claims may arise as a result of the additional rejections of executory contracts, including leases, or from the determination by the Bankruptcy Court (or agreement by the Company as approved by the Bankruptcy Court) of allowed claims for contingencies and other disputed amounts that are not included in the debtors' books and records. The filed companies have received approval from the Bankruptcy Court to pay certain of their pre-petition obligations.

As part of the Chapter 11 reorganization process, the filed companies believe they have notified all known or potential claimants for the purpose of identifying all pre-petition claims. Most claimants had until September 9, 1994 (the "Bar Date") to file claims or be barred from asserting them. The filed companies and claimants may agree, negotiate or litigate the value of claims. This claims process, which is underway and which has resulted in the Bankruptcy Court expunging a number of claims, and the Company's agreement as to the validity of a number of open claims, may result in adjustments to the liabilities of the Company as reported in these consolidated financial statements.

The Bar Date for filing claims in the debtor's Chapter 11 proceedings was September 9, 1994. Claims filed by creditors and scheduled by the filed companies, excluding intercompany claims of $1,367,033, claims related to the Company's term-loan and revolving credit facility and claims for which amounts were not specified, were $270,000. Through December 31, 1994, claims of approximately $62,000 have been objected to and these claims were expunged by the Bankruptcy Court on January 13, 1995. Subsequent to year-end, claims of approximately $1,000 were withdrawn and a second omnibus objection to claims totaling $5,000 has been filed with the Bankruptcy Court. The remaining claims of $202,000 include multiple claims of $12,700, as amended by the Trustees of the International Ladies' Garment Workers Union ("ILGWU") Retirement Fund related to the Company's potential withdrawal liability, which have been submitted against all Debtors, for a total ILGWU Pension Plan claim of $152,500 (see Note 13). The remaining claims of approximately $49,000, include unresolved disputed claims of $28,000, which relate primarily to matters presently involved in litigation. The Company is continuing the process of reviewing the validity, completeness, accuracy and amounts of the claims. Management believes that the amounts recorded in the accompanying consolidated financial statements are reasonable estimates of the Company's liabilities. However, given the nature of reorganization proceedings, it is uncertain as to what amount, if any, the Bankruptcy Court will ultimately recognize for the presently unresolved claims.

The Company has accounted for and reported all transactions related to the reorganization proceedings in accordance with the AICPA's Statement of Position 90-7, Financial Reporting by Entities in Reorganization Under the Bankruptcy Code.

                              CRYSTAL BRANDS, INC.
                             (Debtor-In-Possession)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   (In Thousands of Dollars Except Share Data)

NOTE 2:   PROCEEDINGS UNDER CHAPTER 11 AND GOING CONCERN PRESENTATION
          (Continued)

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates continuity of operations, realization of assets and liquidation of liabilities in the ordinary course of business. However, as a result of the Chapter 11 proceedings, and the sale of certain asset to Phillips, such realization of assets and liquidation of liabilities are subject to uncertainty. Further, confirmation of a plan of reorganization could materially change the amounts and classifications reported in the consolidated historical financial statements, which do not give effect to any adjustments to the carrying value of assets or amounts of liabilities that might be necessary as a consequence of the confirmation of a plan of reorganization. The appropriateness of using the going concern basis is dependent upon, among other things, confirmation of a plan of reorganization.

NOTE 3:   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND OTHER MATTERS

The Business of the Company consists of the production and sale of apparel. The Company operates in one industry segment.

Most of the Company's customers are department and specialty stores located in the United States. In the normal course of business, the Company extends credit on open account to its customers after a credit analysis based on certain financial criteria.

A.  Principles of Consolidation

The consolidated financial statements include the accounts of the parent Company and subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

B.  Cash and Cash Equivalents

Cash equivalents are recorded at cost, which approximates market, and consist primarily of U.S. government securities, commercial paper and certificates of deposit with original maturities of three months or less. At December 31, 1994, $68,561 was restricted in connection with the sale of assets.

C.  Inventories

Inventories are stated at the lower of cost or market using the first-in, first-out ("FIFO") method or the retail inventory method. See Note 4 for change in accounting for inventories.

D.  Property, Plant, Equipment and Depreciation

Plant and equipment are depreciated on a straight-line basis over the estimated useful lives of the assets. Leasehold improvements are amortized on a straight-line basis over the shorter of the lease term or the useful lives. Accelerated depreciation methods are used for tax purposes.

                              CRYSTAL BRANDS, INC.
                             (Debtor-In-Possession)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   (In Thousands of Dollars Except Share Data)


NOTE 3:   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND OTHER MATTERS
          (Continued)

E.  Amortization of Intangibles

Goodwill and trademarks, trade names and patents are as follows:


                              December 31, 1994         January 1, 1994
                                       Trademarks,              Trademarks,
                                       trade names              trade names
                             Goodwill   & patents     Goodwill   & patent s

Subject to 40 year straight
 line amortization           $ 33,094      $ 24,757    $ 33,094   $ 24,757

Less:
 accumulated amortization      (4,975)       (3,721)     (4,146)    (3,097)

                             $ 28,119      $ 21,036    $ 28,948   $ 21,660

Amortization expense         $    829      $    624    $  1,998   $  1,859

It is the Company's policy to account for goodwill and other intangible assets at the lower of amortized cost or fair value. Management reviews the valuation and amortization of intangibles on an ongoing basis taking into consideration events and circumstances which may have diminished their value.

In 1993, the Company made the decision to write off all intangibles related to the costume jewelry business. The write off of goodwill and trademarks, trade names and patents amounted to $47,084 and $4,024 (net of accumulated amortization of $3,168 and $8,224), respectively.

Also in 1993, the sale of the Evan-Picone trademark and discontinuation of the related women's career apparel business resulted in the write off of goodwill and trademarks, trade names, and patents of $42,777 and $31,973 (net of accumulated amortization of $5,421 and $4,055) respectively.

In 1992, discontinued operations and the sale of assets resulted in the write off of goodwill and trademarks, trade names and patents of $15,332 and $10,365 (net of accumulated amortization of $1,489 and $1,104), respectively.

F.  Revenue Recognition

Sales are recognized at the time an order is shipped. The Company provides for estimated returns at the time of sale. Income from licensing agreements is recognized when earned.

G.  Income Taxes

Deferred income taxes are provided for the temporary differences between the financial reporting basis and the tax basis of the Company's assets and liabilities.

H.  Income (Loss) Per Share

Income (loss) per share of common stock is computed based on the weighted-average number of common shares outstanding during the period reported. No effect has been given to outstanding stock options as they are anti-dilutive.

                              CRYSTAL BRANDS, INC.
                             (Debtor-In-Possession)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   (In Thousands of Dollars Except Share Data)


NOTE 3:   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND OTHER MATTERS
          (Continued)

I.  Foreign Currency Translation

For foreign operations, local currencies are considered the functional currency. Assets and liabilities are translated using the exchange rates in effect at the balance sheet date. Results of operations are translated using the average exchange rates prevailing throughout the period. Translation effects are accumulated as part of cumulative translation adjustments in shareholders' deficit. Gains and losses from foreign currency transactions are included in operating results.

J.  Statements of Cash Flows

Supplemental disclosures of cash flow information for 1994, 1993 and 1992, respectively, are as follows: $190, $778 and $1,815, for income taxes paid; and $3,052, $32,495 and $44,629, for interest paid.

K.  Fiscal Year

The Company's fiscal year ends on the Saturday closest to December 31. The 1994 and 1993 fiscal years reflect 52 week periods. The 1992 fiscal year reflects a 53 week period.

L.  Fair Value of Financial Instruments

The carrying amounts of cash, receivables, net and accounts payable approximate fair value because of the short maturity of these items.

Because of the bankruptcy filing, the Company is unable to determine the fair value of its debt obligations.


NOTE 4:   ACCOUNTING CHANGES

A.  Inventories

Effective January 3, 1993, the Company adopted the first-in, first-out ("FIFO") method of valuing inventories previously valued using the last-in, first-out ("LIFO") method. The LIFO method was used to value approximately 52% of total inventories at January 2, 1993. The LIFO method had been adopted during a period of rising costs, particularly with respect to certain raw materials. Presently, the Company is experiencing nominal inflation and, as such, believes that the FIFO method will more closely match revenues and expenses. The use of the LIFO method has resulted in reporting inventories at amounts less that their current replacement cost. Accordingly, the Company believes that valuation of its inventories using the FIFO method more appropriately reflects its financial condition. The FIFO method, which is predominant in the apparel industry, is now used for all of the Company's inventories.

In accordance with generally accepted accounting principles, this change has been applied retroactively, and amounts for prior periods have been restated. As a result of this change, the net loss for 1992 was increased by $946, or $0.10 per share.

                              CRYSTAL BRANDS, INC.
                             (Debtor-In-Possession)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   (In Thousands of Dollars Except Share Data)


NOTE 4:   ACCOUNTING CHANGES
          (Continued)

B.  Postretirement Benefits Other Than Pensions

The Company provides health care and life insurance benefits for certain retired employees. Employees may become eligible for these benefits if they meet minimum age and service requirements and are eligible for retirement benefits. Retirees who elect to receive this coverage provide contributions to defray a portion of its cost. Effective January 3, 1993, the Company adopted an amendment to the plan which eliminates medical coverage for Medicare eligible employees who retire after January 1, 1995. For retirees after that date who are not yet eligible for Medicare, it limits the Company's cost to a flat monthly amount based on years of service. The Company has the right to further modify or to terminate these benefits.


Effective January 3, 1993, the Company adopted Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" ("SFAS 106"). SFAS 106 requires that the expected cost of postretirement health care and life insurance benefits be recognized during the years that covered participants are employed. Prior to adoption of this standard, such costs were charged to expense on a "pay-as-you-go" basis. The Company has elected to adopt this standard on the immediate recognition basis. As a result, a one-time, non-cash charge of $13,443, or $1.47 per share, was recorded in 1993.


NOTE 5:   DISCONTINUED OPERATIONS

A. Sale of Costume Jewelry Business

On December 13, 1994, the Company consummated the sale of substantially all of the assets of its costume jewelry business to The Monet Group, Inc. (the "Purchaser"), a corporation formed by Chemical Venture Partners, Rainwater, Inc. and an affiliate of Raymond Chambers, for $62,340 in cash, subject to a post-closing adjustment (refer to Note 19). The purchase price was determined based upon arm's-length negotiations between the Company and the Purchaser. The assets sold included the trademarks "Monet," "Trifari" and "Marvella," and two manufacturing facilities located in Pawtucket and East Providence, Rhode Island. A third manufacturing facility, located in Warwick, Rhode Island, will be leased to the Purchaser for nine months, with an option to renew for an additional fifteen months, for a nominal amount of rent, and all costs relating to such facility during the term of the lease will be borne by the Purchaser.

In connection with the transaction, the Company recorded a gain of $6,728 or $0.74 per share. No income taxes resulted from the gain. Results of the costume jewelry business have been classified as discontinued operations and prior periods have, accordingly, been restated.

Net sales of the costume jewelry business were $134,924, $151,957 and $179,146 in 1994, 1993 and 1992 respectively.

Operating income of the costume jewelry business for 1994 was $9,063 (net of income tax provision of $9). Operating loss was $88,123 and $10,841 (net of no tax benefit in 1993 and income tax benefit of $4,116 in 1992).

The 1993 loss includes a write off of $51,108 for goodwill and trademarks, trade name and patents and a charge of $10,000 principally for severance and consolidation and reorganization of the sales and manufacturing function. The aforementioned operating income and loss amounts are net of allocation of general corporate interest expense of $1,692, $15,177 and $16,086 for 1994, 1993 and 1992, respectively. Interest was allocated based on net assets of the costume jewelry business.

                              CRYSTAL BRANDS, INC.
                             (Debtor-In-Possession)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   (In Thousands of Dollars Except Share Data)


NOTE 5:   DISCONTINUED OPERATIONS
          (Continued)

B.  Sale of Evan-Picone Trademark

On November 3, 1993, the Company consummated the sale of its Evan-Picone trademark and related trademark licenses to a subsidiary of Jones Apparel Group, Inc., for $30,500 in cash and future contingent payments equal to 2% of net annual sales of Evan-Picone womenswear in excess of $20,000 during the ten-year period ending December 31, 2003. No income was recorded in 1994. The business of design, sourcing and sale of women's career apparel previously sold under this trademark has been discontinued allowing the Company to realize additional cash from its investment in the related working capital.

In connection with the transaction, the Company recorded a provision of $82,000 or $8.99 per share to recognize the loss resulting from the write off of goodwill and trademarks associated with the business as well as to provide for the cost of exiting the Evan-Picone women's career apparel business ("Evan-Picone Womenswear Business"). The Evan-Picone Womenswear Business has been classified as a discontinued operation.

Net sales of the Evan-Picone Womenswear Business were $59,072 and $102,129, in 1993 and 1992, respectively.

Operating loss of the Evan-Picone Womenswear Business was $2,333 and $13,473 (net of income tax provision of $59 in 1993 and income tax benefit of $4,916 for 1992). The aforementioned operating loss amounts are net of allocations of general corporate interest expense of $3,104 and $4,767 for 1993 and 1992, respectively. Interest was allocated based on net assets of the Evan-Picone Womenswear Business.

C.  Sale of Men's Tailored Clothing Business

On October 20, 1992, the Company consummated the sale of its men's and boy's tailored clothing business (Men's Tailored Clothing Business") to Plaid Holdings Corp. ("Plaid"). The transaction consisted of the sale of substantially all of the assets of the Men's Tailored Clothing Business, excluding accounts receivable, and the assumption by Plaid of certain liabilities relating to such assets.

The aggregate consideration for the disposition was (i) $47,902 (inclusive of $26,596 of retained accounts receivable) and (ii) future royalty income payable by Plaid under licenses granted to use certain trademarks in connection with the sale and distribution of men's and boys' tailored clothing and related accessories. Of the $47,902 purchase price, $14,181 was paid to the Company in cash at closing and $6,125 was deposited into escrow (of which $5,875 has been released to the Company) pending the determination of certain environmental matters and to fund the payment of certain retained liabilities.

As part of the transaction, Plaid agreed to pay royalties pursuant to perpetual, exclusive licenses to use the Evan-Picone and Gant trademarks on various items of men's and boys' tailored clothing. The terms of the Evan-Picone license provide for the payment (for a minimum period of fifteen years) of annual royalties of $1,200 plus 0.75% of net sales of licensed men's and boys' tailored clothing. This license was transferred to a subsidiary of Jones Apparel Group, Inc. in connection with the sale of the Evan-Picone trademark. The terms of the Gant license provide for the payment to the company (for a minimum period of fifteen years) of annual royalties equal to 1% of net sales of licensed boys' tailored clothing and 2% of sales of licensed men's tailored clothing.

                              CRYSTAL BRANDS, INC.
                             (Debtor-In-Possession)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   (In Thousands of Dollars Except Share Data)


NOTE 5:   DISCONTINUED OPERATIONS
          (Continued)

In connection with the transaction, the Company recorded a provision for disposition of $66,136, primarily to write down intangible assets and certain property, plant and equipment. Net of income taxes, such provision was $45,782, or $5.02 per share. Results of the Men's Tailored Clothing Business have been classified as discontinued operations.

Net sales of the Men's Tailored Clothing Business were $146,487 during 1992.

Operating income of the Men's Tailored Clothing Business was $19 (net of income tax provision of $251) for 1992. The aforementioned operating income is net of allocations of general corporate interest expense of $5,911. Interest was allocated based on net assets of the Men's Tailored Clothing Business.

NOTE 6:   SALE OF LACOSTE ALLIGATOR S.A.

On July 23, 1992, the Company sold its 50% stock interest in Lacoste Alligator S.A. ("Lacoste Alligator") to Sporloisirs S.A., the other 50% stockholder, and terminated the Company's exclusive license in the U.S., Canada and the Caribbean to produce, market and sell products bearing the Lacoste name and the "crocodile" emblem effective June 30, 1993. The aggregate consideration for the stock sale and license termination was $31,500, of which $30,000 was received at closing. The proceeds were used for working capital purposes.
The Company recognized a gain on the stock sale and license termination amounting to $7,774, net of reserves, charges and related costs of exiting a business, including severance, inventory disposition and other disposal costs as well as provision for a loss on the sale of the Company's knitting and dyeing facility located in High Point, North Carolina.

Net sales of Lacoste products were $8,188 and $45,411 for 1993 and 1992, respectively.

Equity income on investment in Lacoste Alligator recognized was $477 in 1992. Dividends received from Lacoste Alligator were $642 in 1992. Interest paid to Lacoste Alligator was $20 in 1992.


NOTE 7:   RECEIVABLES, NET

Accounts receivable, net are stated net of allowances for discounts, sales, returns, and doubtful accounts of $7,462 at December 31, 1994 and $18,302 at January 1, 1994.


NOTE 8:   INVENTORIES

Inventories are classified as follows:



                                           December 31,      January 1,
                                              1994             1994

At lower of first-in, first-out (FIFO)
  cost or market:
    Raw materials                          $    173          $ 11,321
    Work in process                               -             9,113
    Finished goods                           31,881            70,949

                                           $ 32,054          $ 91,383

                              CRYSTAL BRANDS, INC.
                             (Debtor-In-Possession)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   (In Thousands of Dollars Except Share Data)


NOTE 9:   PROPERTY, PLANT, AND EQUIPMENT

The components of property, plant and equipment are as follows:

                                           December 31,      January 1,
                                              1994             1994

At cost:
    Property                               $     18          $  3,261
    Plant                                    13,545            35,470
    Equipment                                15,164            46,758

                                             28,727            85,489
    Less: accumulated depreciation          (17,182)          (49,367)

                                           $ 11,545          $ 36,122


Depreciation expense was $5,119, $7,461 and $12,838 for 1994, 1993 and 1992,
respectively.





NOTE 10:  SUPPLEMENTARY FINANCIAL STATEMENTS DETAIL

Information regarding other current assets, current liabilities and noncurrent liabilities is as follows:


                                           December 31,      January 1,
                                              1994             1994

Current Assets
Other current assets:
  Prepaid expenses                         $  1,803          $  4,110
  Net assets held for sale                        -               700
  Retained accounts receivable of
    discontinued operations, net                  -             5,359
  Remainder of Men's Tailored Clothing
    Business Purchase Price held in escrow       -                250
  Tax refund claim                            1,626             1,626

       Total other current assets          $  3,429          $ 12,045

Current Liabilities
Accounts payable and accrued liabilities:
  Accounts payable                         $  6,401          $ 12,944
  Accrued expenses                            9,438            23,134
  Accrued interest                                -               105
  Accrued payroll                             5,102             9,374
  Other accrued liabilities                     989             1,374

       Total accounts payable and
         accrued liabilities               $ 21,930          $ 46,931

Noncurrent Liabilities:
  Postretirement benefits                  $ 17,236          $ 16,992
  Other noncurrent liabilities                  109            10,172

       Total noncurrent liabilities        $ 17,345          $ 27,164

                              CRYSTAL BRANDS, INC.
                             (Debtor-In-Possession)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   (In Thousands of Dollars Except Share Data)


NOTE 11:  EMPLOYEE BENEFIT PLANS

A.  Pension Plan

The Company has a qualified defined benefit pension plan covering substantially all salaried and non-union hourly paid employees. The employee benefits under the plan are based primarily on years of service and remuneration near retirement. Net periodic pension cost includes the following:

Net Periodic Pension Cost                       1994       1993      1992

Service Cost - benefits earned
  during the period                           $ 1,905    $ 2,597   $ 3,154
Interest cost on projected benefit
  obligation                                    4,225      4,227     4,300
Actual return on pension plan assets            1,023     (7,315)   (4,866)
Net amortization and deferrals                 (6,699)     1,766      (997)

Net periodic pension cost                     $   454    $ 1,275   $ 1,591


The following assumptions were used to determine pension information:

Pension Assumptions                             1994       1993      1992

Discount rate for pension obligation            8.8%       7.5%      8.0%
Salary progression rate for pension
  obligation                                    6.0%       4.8%      5.3%
Salary progression rate for pension
  expense                                       4.8%       5.3%      5.3%
Rate of return on plan assets                   8.5%       9.0%      9.0%


The actuarial method used was the projected unit credit method. For funding purposes, the Company follows the policy of funding the minimum contribution required by ERISA.

                              CRYSTAL BRANDS, INC.
                             (Debtor-In-Possession)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   (In Thousands of Dollars Except Share Data)



NOTE 11:  EMPLOYEE BENEFIT PLANS  (Continued)

The following table sets forth the plan's funded status and an analysis of the prepaid pension cost recognized in the Company's balance sheets:


                                           December 31,      January 1,
Funded Status and Prepaid Pension Cost        1994             1994

Actuarial present value of benefit
  obligations:

    Vested benefit obligation              $(46,527)         $(50,391)

    Accumulated benefit obligation         $(48,692)         $(53,163)

    Projected benefit obligation           $(50,295)         $(57,681)

Plan assets at fair market value*            57,659            61,772

Plan assets in excess of projected
  benefit obligation                          7,364             4,091
Unrecognized net loss                           403             1,198
Prior service cost not yet recognized
  in net periodic pension cost                  190              (154)
Unrecognized net transition asset            (2,494)           (3,055)

Prepaid pension cost included in
  other non-current assets                 $  5,463          $  2,080


    * The plan's assets consist of common stocks, bonds and short-term investments.

B.  Voluntary Investment Plan

The Company's salaried employees may contribute to the Crystal Brand's Voluntary Investment Plan ("VIP"), a defined contribution benefit plan qualified under section 401(a) of the Internal Revenue Code. Participant contributions are made under section 401(k) of the Internal Revenue Code. Under the VIP, participants may contribute from 1% to 15% of their earnable compensation. Participant contributions from 1% to 5% may be supplemented by matching contributions from the Company at a rate determined by the Compensation Committee of the Board of Directors based on the Company's financial performance for the year. Total Company matching contributions were $129 for 1992. During February, 1992, the Company elected to discontinue Company matching contributions into the VIP.

C.  Postretirement Benefits

In addition to providing pension and other supplemental benefits, certain health care and life insurance benefits are provided for certain retired employees. Employees may become eligible for these benefits if they meet minimum age and service requirements and are eligible for retirement benefits. Retirees who elect to receive this coverage provide contributions to defray a portion of the cost. Effective January 3, 1993, the Company adopted an amendment to the plan which eliminates medical coverage for Medicare eligible employees who retire after January 1, 1995. For retirees after that date who are not yet eligible for Medicare, it limits the Company's cost to a flat monthly amount based on years of service. The Company has the right to further modify or to terminate these benefits.

                              CRYSTAL BRANDS, INC.
                             (Debtor-In-Possession)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   (In Thousands of Dollars Except Share Data)

NOTE 11:  EMPLOYEE BENEFIT PLANS  (Continued)

C.  Postretirement Benefits (Continued)

Net periodic postretirement benefit cost, includes the following:

                                           December 31,      January 1,
                                               1994             1994

    Benefits earned during the period      $   106           $   100
    Interest on accumulated post-
      retirement benefit obligation          1,216             1,273

    Total cost                             $ 1,322           $ 1,373

Prior to 1993, such benefits were expensed as paid and totaled approximately $781 for 1992.

The following table set forth the actuarial and recorded liabilities for postretirement health care and life insurance benefits for certain retired employee, none of which have been funded:

Accumulated postretirement benefit obligation:

                                           December 31,      January 1,
                                               1994             1994

    Retirees                               $ 12,500          $ 14,411
    Fully eligible active plan
      participants                               -              1,750
    Other active plan participants               47               524
                                             12,547            16,685
    Unrecognized net gain                     4,689               307

    Accrued postretirement benefits cost   $ 17,236          $ 16,992

The accumulated postretirement benefit obligation was calculated assuming a discount rate of 8.75% at December 31, 1994 and 7.5% at January 1, 1994. The estimated cost of postretirement benefits is based on the assumption that such health care costs will increase at an annual rate starting at 12% for pre-65 coverage (9% for post-64 coverage) and then decrease 1% per year until the annual rate of increase reaches 7.75%. Variations in this health care cost trend rate can have a significant effect on the amounts reported. An increase of 1% in this assumed health care cost trend rate would have increased the accumulated postretirement benefit obligation by approximately $953 and would increase the annual net periodic postretirement benefit cost by approximately $114.

Prepaid pension cost and accrued postretirement benefits cost includes the following recognized gains:
                                                             Postretirement
                                           Pension              Benefits
                                      1994       1993             1994

Curtailment gain:

    Workforce reduction             $  372        -             $   14
    Sale of Costume Jewelry
      Business                       3,465        -                298
    Sale of Men's Tailored
      Clothing Business                 -       $1,021               -
Settlement gain:
    Sale of Men's Tailored
      Clothing Business                 -           64               -

Total Company costs for health care and life insurance for employees and retirees were $7,515, $8,485 and $11,441 for 1994, 1993 and 1992, respectively. The total number of participants covered at the end of fiscal years 1994, 1993 and 1992 were 2,037; 3,796 and 4,292, respectively, of which 1,235;  847 and 839 were retirees, respectively.

                              CRYSTAL BRANDS, INC.
                             (Debtor-In-Possession)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   (In Thousands of Dollars Except Share Data)



NOTE 12:  INCOME TAXES

Income (loss) from continuing operations before income taxes and the cumulative effect of the change in accounting principle consists of:

                                                1994       1993      1992

Domestic                                      $ (14,058) $(30,368) $ (15,931)
Foreign                                            (125)      454      7,835

                                              $ (14,183) $(29,914) $  (8,096)



The income tax (provision) benefit consists of:

                                                1994       1993      1992


Current income taxes:
  Federal taxes                               $     -    $   -     $    -
  State and local taxes                            (554)     -          -
  Foreign taxes                                      (4)     (303)    (1,001)
                                                   (558)     (303)    (1,001)
Deferred income taxes                                 -         -      2,972

                                              $    (558) $   (303) $   1,971


At December 31, 1994 and January 1, 1994, the Company had deferred tax liabilities of $15,956 and $34,272, respectively, deferred tax assets of $100,592 and $90,139, respectively, and a valuation allowance of $84,836 and $55,867, respectively.

In 1994 and 1993, the changes in the deferred income tax assets and liabilities represent temporary differences and net operating losses. The types of differences that give rise to significant portions of the deferred tax assets and liabilities at December 31, 1994 and January 1, 1994 are:



                                                        1994        1993

Purchase price allocations                            $  8,414    $ 13,611
Property, plant and equipment                            1,721       6,210
Reserves for restructure costs                          (2,775)     (3,511)
Inventories                                               (901)     (1,981)
Postretirement benefits                                 (6,900)     (5,404)
Net operating loss                                     (64,113)    (61,506)
Net capital loss                                       (18,834)        -

                              CRYSTAL BRANDS, INC.
                             (Debtor-In-Possession)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   (In Thousands of Dollars Except Share Data)



NOTE 12:  INCOME TAXES  (Continued)

A reconciliation setting forth the differences between the effective tax rate of the Company and the U.S. Federal statutory tax rate is as follows:

                                                1994       1993      1992

Federal statutory rate                         34.0%      34.0%     34.0%
State and local income taxes,
  net of Federal tax benefits                  (3.9)         -       5.1
Effect of foreign tax rates                       -        (.3)      3.1
Tax benefit of U.S. losses not
  recognized                                  (34.0)     (34.0)    (11.1)
Other items, net, none of which
  individually exceeds 5% of
  Federal taxes at statutory rates                -          -      (6.8)

Effective income tax rate                      (3.9)%      (.3)%    24.3%



Net loss for 1993 and 1992 includes income of two domestic subsidiaries located in Puerto Rico under industrial development grants whose partially tax-exempt status in Puerto Rico will expire in 1996 and 1999. Net income tax relief resulting from the exemptions for 1993 and 1992 totaled $-0- and $1,002, respectively. On a per share basis, the relief was $0.11 in 1992.

The Company has net operating loss carryforwards for federal income tax purposes of approximately $160,000 which expire in the years 2003 through 2009 and a net capital loss carryforward of approximately $47,000 which will expire in 1999.

                              CRYSTAL BRANDS, INC.
                             (Debtor-In-Possession)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   (In Thousands of Dollars Except Share Data)

NOTE 13:  COMMITMENTS AND CONTINGENCIES

In July, 1992, four class-action lawsuits were commenced against the Company and certain of its directors and officers in the United States District Court for the District of Connecticut. The four lawsuits were consolidated into a single action. In September, 1992, a fifth purported class-action lawsuit was commenced in the United States District Court for the Northern District of Illinois, and this action was consolidated with the prior actions. In December, 1992, a Consolidated Amended Class Action Complaint (the "Consolidated Complaint") was served which alleged, among other things, violations of Sections 10 (b) and 20 (a) of the Securities Exchange Act of 1934, as amended, with respect to the dissemination of allegedly misleading financial and other information and the alleged failure to disclose certain material information. The Consolidated Complaint sought damages in an unspecified amount for members of the alleged class. On August 30, 1993, the Court granted the defendants' motion to dismiss the Consolidated Complaint, but granted the plaintiffs leave to file an amended complaint containing allegations that the defendants acted with fraudulent intent. On October 25, 1993, the plaintiffs filed a second amended consolidated complaint ("Second Consolidated Complaint"), and on January 6, 1994, defendants moved to dismiss the Second Consolidated Complaint. The Company's filing for court protection under Chapter 11 of the U.S. Bankruptcy Code automatically stayed this litigation against the Company, but the litigation continued against the individual defendants. On September 7, 1994, the Second Consolidated Complaint was dismissed with prejudice by the Court, and the plaintiffs have agreed to dismiss all claims against all individual defendants and the Company.

The Company is a defendant in various routine litigations incident to the conduct of its business. Although there can be no assurances, in management's opinion, there are no such claims or litigations pending which could have a material adverse effect on the financial position or results of operations of the Company.

The Company conducts a substantial portion of its operations utilizing leased facilities and equipment consisting of sales and administrative offices, retail stores, showrooms, warehouses, manufacturing plants and computer equipment. Some of the operating leases provide that the Company pay taxes, maintenance, insurance and other occupancy expenses applicable to leased premises. Generally, the leases provide for renewal for various periods at stipulated escalation rates.

Minimum rental commitments under non-cancelable operating leases as of December 31, 1994, were: $6,312 in 1995, $5,154 in 1996, $3,627 in 1997,
$2,276 in 1998, $979 in 1999 and $2,254 thereafter.

Rental expense amounted to $10,280, $19,136 and $20,291 in 1994, 1993 and 1992, respectively.

Approximately 15% of the Company's employees are members of the ILGWU. The Company, along with many other employers, make contributions to the ILGWU National Retirement Fund which is a multi-employer defined benefit pension plan. The Company does not administer or control the plan. The Employee Retirement Income Security Act of 1974, as amended by the Multi-Employer Pension Plan Amendments Act of 1980, imposes certain liabilities upon employers who are contributors to multi-employer pension plans in the event of such employers' withdrawal from such a plan or upon termination of such a plan. The share of the plan's unfunded vested liabilities allocable to the Company, and for which it may be liable upon withdrawal, was estimated to be $12,700 as of the date of the latest actuarial valuation which was December 31, 1993. As a result of the February 17, 1995 sale to Phillips, the contingent withdrawal liability is triggered. At that date, the Company estimates the liability to be $11,800. Such liability will be recorded in connection with the sale transaction.

Costs recognized for the ILGWU plan and a similar plan, the Amalgamated Clothing and Textile Workers of America Nation Retirement Fund, in which Company employees, due to sales of businesses or assets, ceased to participate in 1992, were $670, $1,315 and $4,796, in 1994, 1993 and 1992.

                              CRYSTAL BRANDS, INC.
                             (Debtor-In-Possession)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   (In Thousands of Dollars Except Share Data)

NOTE 14:  DEBT

As described in Note 2, the Company and each of its domestic, wholly-owned operating subsidiaries filed petitions for relief under Chapter 11 of the U.S. Bankruptcy Code. During the pendency of the bankruptcy proceedings, interest on prepetition debt will not be accrued because payment thereof is subject to an automatic stay under the Bankruptcy Code.

If interest had continued to accrue, interest expense would have been higher by $28,921 (including $1,848 of amortization of debt issue costs, which was charged to reorganization items in 1994) for the year ended December 31, 1994.

On February 22, 1994, the Company entered into a $75,000 debtor-in-possession agreement (the "Post-Petition Credit Agreement") with Citibank, N.A. ("Citibank"), which provides the Company with revolving credit and letter of credit facilities. Funds under such facilities are used by the Company to conduct its business in the ordinary course, to reimburse all drawings under prepetition documentary letters of credit and to make other expenditures and to pay such administrative and other fees and expenses as are approved by the U.S. Bankruptcy Court for the Southern District of New York. Such borrowings and the reimbursement obligations relating to such letters of credit are secured by a first priority lien on all of the Company's and its domestic operating subsidiaries' assets and such credit facility is entitled to super-priority administrative claim status. Interest on borrowings accrues at a rate equal to Citibank's base rate plus 1.5% per annum. The agreement terminated on February 17, 1995.

Under the Post-Petition Credit Agreement, the lenders thereunder are entitled to a fee of 1/2 of 1% per annum on the average daily unused portion of the aggregate loan commitments, payable monthly in arrears. In addition, under the Post-Petition Credit Agreement, Citibank, for its own account, is entitled to an agency fee of $50 per annum, and a collateral monitoring fee of $125 per annum, payable annually in advance. Pursuant to the Post-Petition Credit Agreement, the lenders are entitled to fees equal to 2% per annum of the amount available to be drawn under letters of credit issued for the Company's account, payable monthly in arrears. The Company paid Citibank a $750 commitment fee in connection with the Debtor-In-Possession Commitment, and the Company paid an additional commitment fee of $938 to Citibank following approval by the bankruptcy court of the Post-Petition Credit Agreement.

The Company had previously entered into the November 1992 Credit Agreement with a consortium of banks and its existing insurance company lenders which amended and restated a prior credit agreement and consolidated obligations including the Company's senior notes to its insurance company lenders.

The November 1992 Credit Agreement provided for aggregate borrowings of up to $419,126 of which $100,000 was available under a revolving credit facility, $40,000 under a letter of credit facility and $279,126 as a term loan. Borrowings under the revolving credit facility were limited further whenever the value of the "borrowing base," based on a valuation of certain of the Company's assets, was less than the full revolving credit commitment. Under the terms of that agreement, the Company was required to reduce its term loans and/or effect a permanent reduction in its revolving credit facility and/or its letter of credit facilities by an aggregate amount of $93,750 no later than January 3, 1995, as well as "clean down" requirements which stipulate that the Company must, during 1993, reduce aggregate revolving credit borrowings to $85,000, or the borrowing base, whichever is less, for a period of thirty consecutive days. The sale of knitting and dyeing facilities located in High Point, North Carolina and the Evan-Picone trademark and related reductions in long-term indebtedness reduced the amount to be repaid by January 3, 1995 to $56,333.

The November 1992 Credit Agreement contains covenants which, among other things, limit the company's ability to purchase its own stock, make capital expenditures, dispose of properties, pay dividends or merge with another corporation, and contains various events of default, including a change in control of the Company. The company is also required to maintain certain minimum financial ratios as defined in the agreement. Borrowings outstanding under the November 1992 Credit Agreement are secured by substantially all the assets of the Company and its domestic subsidiaries, except for inventory, and are guaranteed by all of the Company's domestic subsidiaries. However, these borrowings are subordinated to the security interests of the lenders under the Post-Petition Credit Agreement.

                               CRYSTAL BRANDS, INC.
                             (Debtor-In-Possession)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   (In Thousands of Dollars Except Share Data)



NOTE 14:  DEBT (Continued)

Bank borrowings under the November 1992 Credit Agreement bear interest at a rate approximating the prime rate plus 2%. The terms of the November 1992 Credit Agreement require a commitment fee, payable monthly, of 0.5% per annum on the average unused portion of the revolving credit facility. In addition, a facility fee is payable monthly at the rate of 0.5% per annum on the full amount of the revolving credit commitment. At the time the November 1992 Credit Agreement was entered into, the Company paid a one-time restructuring fee of $4,191.

The November 1992 Credit Agreement will expire by its terms on December 31, 1995; however, the Company is in default of its obligations to maintain a specified level of consolidated net worth for the fiscal quarter ending April 2, 1994 and, since January 10, 1994, the Company has been in default of its obligation to repay its prepetition lenders amounts necessary to reduce the Company's aggregate outstanding loans to the maximum level permitted to be outstanding based on a borrowing-base formula specified in the November 1992 Credit Agreement. The amount due as of January 21, 1994 was approximately $292,000 (including $23,000 of outstanding trade letters of credit). In addition, the bankruptcy proceedings by the Company and its subsidiaries constitute an automatic default.

Debt consists of the following:

                                           December 31,      January 1,
                                              1994              1994

Insurance company term loan,
  due 1995 (12.76%)                        $  54,197         $  55,103
Insurance company term loan,
  due 1995 (13.9%)                            17,343            17,633
Insurance company revolving credit
  facility (13.04%)                           31,363            30,824
Bank term loan, due 1995 (10.5%)             117,662           119,537
Bank revolving credit facility,
  due 1995 (10.5%)                            48,000            47,176
Unamortized discount                             -              (3,812)

                                           $ 268,565         $ 266,461

Debt is classified as follows:

                                           December 31,      January 1,
                                              1994              1994

    Short-Term                             $       -         $ 266,461
    Liabilities subject to compromise        268,565                 -

                                           $ 268,565         $ 266,461



The Company has been advised that the Unofficial Committee of Institutional Lenders and the Official Committee of Unsecured Creditors have reached agreement in principle that $139,000 of the $268,565 of debt described above is to be treated as fully secured and the balance of $129,565 is to be treated as a general unsecured claim in the Company's chapter 11 plan. However, until the agreement in principle has been approved by the Bankruptcy Court, all of such debt will be reported as a liability subject to compromise in the accompanying financial statements.

At December 31, 1994, the Company had an aggregate of $40,000 in trade letter of credit facilities, of which approximately $13,994 were available.

Unamortized discount represents the balance of unamortized debt issue costs which were being amortized over the life of the related debt. Amortization of such amounts charged to interest expense was $-0-, $1,848 and $254 in 1994, 1993 and 1992, respectively. The unamortized balance of $3,812 was charged to reorganization items in 1994.

                              CRYSTAL BRANDS, INC.
                             (Debtor-In-Possession)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   (In Thousands of Dollars Except Share Data)


NOTE 15:  SHAREHOLDERS' EQUITY

On February 19, 1992 and May 20, 1992, the Company declared cash dividends of $0.02 per share paid on April 1, 1992. On August 14, 1992, the Company announced that the Board of Directors suspended the Company's regular quarterly cash dividend. The Company, under the terms of its credit agreements, is restricted from paying further cash dividends.

NOTE 16:  EMPLOYEE STOCK PLANS

The Company's Stock Option Plans of 1989 and 1985 (the "Option Plans") provide for the grant of options for up to 700,000 and 600,000 shares, respectively, of common stock. Alternatively, under the 1989 Option Plan, the Compensation Committee of the Board of Directors (the "Committee") may grant shares of restricted stock. The number of shares of restricted stock granted under the 1989 Option Plan will reduce, share for share, the number of shares for which options may be granted under that plan. The options may be either non-qualified or incentive stock options. Options granted under the Option Plans may be exercised at no less than 100% of the fair market value of the related common stock on the grant date. Options become exercisable over a period of time as determined by the Committee, but under the 1985 Option Plan options may not be exercised until at least six months of continuous employment following the date of grant. All options granted under the 1985 Option Plan expire ten years from grant. Other options will expire at such time as shall be determined by the Committee. In the event of a change in control of the Company, all outstanding options granted under the 1985 Option Plan will become exercisable immediately, but, under the 1989 Option Plan, the Committee may, in its discretion, accelerate the exercisability of outstanding options for an amount equal to the difference between the fair market value of the shares covered by the option and the aggregate exercise price, adjust the outstanding grants in a manner as will appropriately reflect the change in control or cause the options to be assumed by the acquiring or surviving corporation.

A summary of shares subject to options follows:


                                            Option           Price
                                            Shares           Range

Outstanding at January 2, 1993              393,216          $13.31 - 28.88
Granted                                     476,000          $ 2.38 -  2.44
Canceled                                   (299,300)         $ 2.44 - 28.88

Outstanding at January 1, 1994              569,916          $ 2.38 - 28.88
Canceled                                   (159,066)         $ 2.44 - 28.88

Outstanding at December 31, 1994            410,850

Exercisable at December 31, 1994            385,350          $ 2.38 - 28.88



As of November 1, 1985, the Company established the Restricted Stock Plan of 1985 ("Restricted Plan") to attract and retain key executives. The aggregate number of shares of common stock which may be granted under the Restricted Plan may not exceed 125,000. The Restricted Plan is administered by the Committee which, in its discretion, determines the vesting period of all
grants.   As of December 31, 1994, 122,000 shares of restricted stock had been granted.

                              CRYSTAL BRANDS, INC.
                             (Debtor-In-Possession)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   (In Thousands of Dollars Except Share Data)


NOTE 17:  DIRECTORS' STOCK PLAN

As of April 16, 1991, the Company established the Stock Plan for Non-Employee Directors ("Directors' Stock Plan") to increase the proprietary interest of non-employee directors in the Company by granting them non-qualified options to purchase common stock and restricted common stock of the Company. The aggregate number of shares of options and restricted common stock which may be granted under the Directors' Stock Plan may not exceed 50,000. The Directors' Stock Plan is administered by the Company's Benefits Committee. As of December 31, 1994, 25,000 options had been issued with a per share exercise price of $19.19 and are exercisable. During 1993, 600 shares of restricted stock were granted at an average market price of $2.44 per share and $2 was charged to compensation expense. During 1992, 800 shares of restricted stock were granted at an average market price of $10.63 per share and $8 was charged to compensation expense.


NOTE 18:  RIGHTS TO PURCHASE PREFERRED STOCK

Each share of common stock includes the right to purchase one preferred stock purchase right. The rights are not presently exercisable and will not become exercisable unless (i) a person or group of affiliated persons ("Acquiring Person") acquires 20% or more of the Company's common stock, or (ii) a tender or exchange offer is announce with respect to 30% or more of the Company's common stock. Each right, when exercised, will be exchanged for a fractional share of preferred stock having voting rights equivalent to one share of common stock and preferred rights as to dividends.

If thereafter, the Company is directly or indirectly acquired, or if the Acquiring Person should engage in certain self-dealing transactions or become the beneficial owner of 40% of the Company's common stock, each right will entitle the holder (other than the Acquiring Person) to acquire either shares of the Company's common stock, or shares of the acquiring company's common stock, equal in market value to twice the exercise price of the right.

The rights are redeemable at five cents per right, at the discretion of the Board of Directors, under certain circumstances. Unless earlier redeemed, the rights will expire on May 31, 1996.


NOTE 19:  SUBSEQUENT EVENT SALE OF COSTUME JEWELRY BUSINESS

On March 28, 1995, the Company was notified by the buyer of its costume jewelry business, that the buyer is proposing a post-closing adjustment of $8,800, reducing the sale price, which is presently being disputed by the Company. Management believes that the Company's reserves for this matter are adequate, but the ultimate resolution of this claim is uncertain.

               Consent of Independent Certified Public Accountants


Board of Directors
Crystal Brands, Inc.:

We consent to the inclusion of our report dated March 28, 1995, except as to note 19, which is as of April 11, 1995, with respect to the consolidated balance sheets of Crystal Brands, Inc. (Debtor-In-Possession) and subsidiaries as of December 31, 1994 and January 1, 1994 and the related statements of operations, cash flows and shareholders' equity (deficit) for each of the years in the three-year-period ended December 31, 1994, which report appears in Form 8-K of Phillips-Van Heusen Corporation which will be filed on or about April 25, 1995.

Our report contains an explanatory paragraph that states that in January 1994 Crystal Brands, Inc. and certain subsidiaries filed for reorganization under Chapter 11 of the United States Bankruptcy Code. Further, substantially all of the Company's net operating assets were sold on February 17, 1995 and the Company intends to pursue a Chapter 11 plan of liquidation. The effects of this sale, which management believes will result in a net gain to the Company, but which is subject to a post-closing adjustment which is presently undetermined, have not been recognized in the December 31, 1994 financial statements. Also, it is uncertain as to what amount, if any, the Bankruptcy Court will ultimately recognize for certain unresolved disputed claims of creditors filed in the Company's Chapter 11 proceedings. Finally, the buyer of the Company's costume jewelry business, which was sold December 13, 1994, has proposed an adjustment to reduce the sale price for that business and the ultimate resolution of this claim is presently uncertain. The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Our report also refers to changes in 1993 in the method of accounting for postretirement benefits other than pensions and in the method of accounting for certain inventories which were changed from the last-in, first-out (LIFO) method to the first-in, first-out (FIFO) method.




                                        KPMG Peat Marwick LLP

Allentown, Pennsylvania
April 25, 1995

PRO FORMA FINANCIAL STATEMENTS - EXPLANATORY NOTE


On February 17, 1995, the Company completed the acquisition of the Apparel Group of Crystal Brands, Inc. (the "Acquired Business") for $114.7 million in cash, subject to certain adjustments. The accompanying pro forma financial statements reflect the Company's estimate of how its consolidated balance sheet as of January 29, 1995 (the date of the Company's most recently completed fiscal year) and its consolidated statement of income for the fiscal year then ended, would have been affected if the acquisition had occurred on January 31, 1994, the first day of the Company's fiscal year ended January 29, 1995.

                               PHILLIPS-VAN HEUSEN CORPORATION
                       PRO FORMA CONSOLIDATED CONDENSED BALANCE SHEET
                                       (In thousands)

                                                    Actual                    Pro forma
                                                  January 29,  Pro forma     January 29,
                                                     1995      Adjustments       1995
ASSETS

Current Assets:

 Cash and cash equivalents...................... $ 80,473    $(75,473)     $  5,000

 Trade receivables..............................   77,527      16,912        94,439

 Inventories....................................  255,244      36,344       291,588

 Other..........................................   16,426      12,903        29,329

     Total Current Assets.......................  429,670      (9,314)      420,356

Property, Plant and Equipment...................  136,297       5,341       141,638

Goodwill........................................   17,733      88,200       105,933

Other Assets....................................   12,584       6,180        18,764

     Total Assets............................... $596,284     $90,407      $686,691

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:

 Accounts payable............................... $ 38,759     $ 6,715     $ 45,474

 Accrued expenses...............................   70,039       7,680       77,719

 Accrued income taxes...........................    4,975           0        4,975

 Notes payable..................................        0       5,672        5,672

 Current portion of long-term debt..............      260           0          260

     Total Current Liabilities..................  114,033      20,067      134,100

Long-Term Debt, less current portion............  169,679      56,000      225,679

Other Liabilities...............................   37,112      13,344       50,456

Stockholders' Equity............................  275,460         996      276,456

     Total Liabilities & Stockholders' Equity... $596,284     $90,407     $686,691

The pro forma adjustments were developed based on the tangible net assets acquired from Crystal Brands, Inc., the price paid for those assets, and the inclusion of certain costs incurred and reserves established by the Company in connection with the acquisition. In addition, the pro forma adjustments include the effect of the 1994 pro forma net income associated with the acquisition and adjustments for non-cash amortization of goodwill.

                               PHILLIPS-VAN HEUSEN CORPORATION
                    PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF INCOME
                            (In thousands, except per share data)

                                                    Actual                   Pro forma
                                                  Year Ended                Year Ended
                                                  January 29,  Pro forma    January 29,
                                                      1995    Adjustments       1995

Net sales. . . . . . . . . . . . . . . . . . . . $1,255,466    $231,010   $1,486,476

Cost of goods sold . . . . . . . . . . . . . . .    845,655     163,344    1,008,999

Gross profit . . . . . . . . . . . . . . . . . .    409,811      67,666      477,477

Selling, general and administrative expenses . .    353,109      57,476      410,585

Restructuring expenses . . . . . . . . . . . . .      7,000         -          7,000

Interest expense, net. . . . . . . . . . . . . .     12,793       8,557       21,350

Income before taxes. . . . . . . . . . . . . . .     36,909       1,633       38,542

Income taxes . . . . . . . . . . . . . . . . . .      6,894         637        7,531

Net income . . . . . . . . . . . . . . . . . . .$    30,015  $      996  $    31,011

Average shares outstanding . . . . . . . . . . .     27,154                   27,154

Net income per share.. . . . . . . . . . . . . .$      1.11              $      1.14


The pro forma adjustments were developed using the actual Crystal Brands, Inc. 1994 results from continuing operations, as adjusted to eliminate certain corporate overhead and amortization expenses, and as further adjusted for amortization of goodwill resulting from the acquisition. The pro forma adjustment for interest expense was developed by applying the Company's effective average borrowing rate during 1994 to the adjusted acquisition price plus estimated additional 1994 average working capital. The pro forma effective tax rate was estimated at 39%.